                                                                 EXHIBIT 99.e(i)
                              AMERICAN BEACON FUNDS
                          AMERICAN BEACON MILEAGE FUNDS
                          AMERICAN BEACON SELECT FUNDS

                             DISTRIBUTION AGREEMENT

      AGREEMENT made as of the 1st day of March, 2005, by and between American Beacon Funds, American Beacon Mileage Funds and American Beacon Select Funds, each a Massachusetts business trust that acts as an open-end investment company, with its principal office and place of business at 4151 Amon Carter Blvd., MD 2450, Fort Worth, TX 76155 (each a "Client" and, collectively, the "Clients"), and Foreside Fund Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Foreside").

      WHEREAS, the Clients are each registered under the 1940 Act (as defined below) as an open-end management investment company that issues or intends to issue shares of beneficial interest (the "Shares"), in separate funds and classes;

      WHEREAS, the Clients offer Shares in the funds as listed in Schedule 1 hereto (the funds, together with all other funds subsequently established by the Clients and made subject to this Agreement in accordance with Section 7.5 of this Agreement being herein referred to as a "Fund," and collectively as the "Funds") and the Clients intend to offer shares of various classes of each Fund as listed in Schedule 1 hereto (each such class together with all other classes subsequently established by the Clients in a Fund in accordance with Section 7.5 of this Agreement being herein referred to as a "Class," and collectively as the "Classes"); and

      WHEREAS, the Clients desire that Foreside offer, as distributor, the Shares of each Fund and Class thereof to the public and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement in order to promote the growth of the Funds and facilitate the distribution of the Shares;

      NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Clients and Foreside hereby agree as follows:

SECTION 1. DEFINITIONS; APPOINTMENT; DELIVERY OF DOCUMENTS

1.1 FREQUENTLY USED DEFINED TERMS. As used in this Agreement, the following terms have the following meanings:

      (a)   "1940 Act" means the Investment Company Act of 1940, as amended.

      (b) "Adviser" means American Beacon Advisors, Inc., the adviser to each of the Funds listed in Schedule 1 hereto.

      (c) "Affiliate" means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, "control" of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

      (d) "Agreement" means this Agreement and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

      (e)   "Authorized Person(s)" means the persons described or listed on
            Schedule 2 hereto.

      (f)   "Conduct Rules" means the Conduct Rules of the NASD.

      (g) "Class" and "Classes" have the meaning set forth in the preamble to this Agreement.

      (h) "Clients" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context shall require otherwise, references to the Clients shall include any Funds or Classes thereof.

      (i)   "Effective Date" means the date first set forth above.

      (j) "Governing Body" means, for any entity, the Person or body of Persons governing the operations of the entity under its Organic Documents (for example, if the entity is a corporation, its board of directors).

      (k) "Foreside" has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

      (l) "Fund" and "Funds" have the meaning set forth in the preamble to this Agreement.

      (m) "Instruction" means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Foreside (i) in electronic format by machine readable input, electronic mail, CRT data entry or other similar means, or
            (ii) in person or by telephone, telecopy, vocal telegram or similar means.

      (n) "Laws" means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof including without limitation the Conduct Rules of the NASD.

      (o)   "NASD" means the National Association of Securities Dealers, Inc.

      (p)   "NSCC" means the National Securities Clearing Corporation.

      (q) "Organic Documents" means, for any entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

      (r)   "Parties" means the Clients and Foreside.

      (s) "Person" means any natural person or incorporated or unincorporated entity.

      (t)   "Predecessor Records" has the meaning set forth in Section 2.9(b).

      (u)   "Prospectus" has the meaning set forth in Section 2.5(a).

      (v) "Registration Statement" means a registration statement filed under the Securities with respect to the Shares, as amended from time to time.

      (w) "SEC" means the United States Securities and Exchange Commission and any successor governmental authority.

      (x)   "Securities Act" means the Securities Act of 1933, as amended.

      (y)   "Servicing Agent" has the meaning in Section 2.3.

      (z) "Services" means the services provided by Foreside to the Clients set forth in Section 2.4.

      (aa) "Services Commencement Date" means, with respect to any Fund or Class thereof, (i) if the registration statement of the Fund or Class is effective as of the Effective Date, then such Effective Date; (ii), if such registration statement is not effective as of the Effective Date, then the date such registration statement is declared effective; or (iii) such other date as may be agreed in writing by the Parties.

      (bb)  "Shareholder" means any Person that holds Shares of record.

      (cc) "Shares" has the meaning set forth in the preamble to this Agreement.

      (dd) "State" means any of the various states and territories of the United States.

Other capitalized terms used but not defined in this Section 1.1 shall have the meanings set forth in this Agreement.

1.2 APPOINTMENT. The Clients hereby appoint Foreside to act as distributor for the period and on the terms set forth in this Agreement, and Foreside hereby accepts such appointment and in connection with such appointment agrees to provide the Services on the terms and conditions set forth in this Agreement, subject to applicable Laws, Organic Documents and the current Registration Statement of each Clients.

SECTION 2. OFFERING AND REDEMPTION OF SHARES; FORESIDE'S DUTIES; OTHER RELATED TERMS AND CONDITIONS

2.1.  OFFERING OF SHARES.

      (a) Foreside shall act as the Clients' agent to offer, and to solicit offers to subscribe to, unsold Shares of the Funds as shall then be effectively registered under the Securities Act. Foreside will promptly forward all orders and subscriptions to the Clients, or their designated agent. The price at which Foreside shall offer the Shares shall be the net asset value per Share, determined as set forth in Section 2.1(b) hereof. The Clients reserve the right to sell Shares directly to investors through subscriptions received by the Clients.

      (b) The public offering price of the Shares of a Fund (i.e., the price per Share at which Foreside or Servicing Agents may offer or sell Shares to the public or to those persons eligible to invest in Shares as described in the applicable Prospectus) shall be the public offering price determined in accordance with the then-currently effective Prospectus of the Fund or Class thereof under the Securities Act relating to such Shares. The Clients will advise Foreside of the net asset value per Share at each time as the net asset value per Share shall have been determined by the Clients and at such other times as Foreside may reasonably request.

      (c) The net asset value per Share of each Fund or Class thereof shall be determined by the Clients, or their designated agent, in accordance with and at the times indicated in the applicable Prospectus in accordance with the method set forth in the Prospectus and guidelines established by the Clients' Governing Body.

      (d) The Clients reserve the right to suspend the offering of Shares of a Fund or of any Class thereof at any time in the absolute discretion of their Governing Body, and upon notice of such suspension Foreside shall cease to offer Shares of the Funds or Classes thereof specified in the notice.

      (e) The Clients, or any agent of the Clients designated in writing to Foreside by the Clients, shall be promptly advised by Foreside or Servicing Agents of all purchase orders for Shares received by Foreside or such Servicing Agents, and all such subscriptions for Shares obtained by Foreside as agent shall be directed to the Clients or their agent for acceptance and shall not be binding until accepted by the Clients. The Clients, in their discretion, may refuse to accept any order for the purchase of shares that Foreside or Servicing Agents may tender to it. Foreside acknowledges that the Clients seek to avoid so called "market timers" and may reject or refuse to accept or confirm orders or subscriptions from any persons who exhibit or who may exhibit market timing behavior. The Clients or their designated agent will confirm orders and subscriptions upon their receipt, will make appropriate book entries and, upon receipt by the Clients or their designated agent of payment thereof, will issue such Shares in uncertificated form pursuant to the instructions of Foreside.

      (f) None of Foreside, any Servicing Agent or any other person is authorized by the Clients to give any information or to make any representations other than as is contained in a Fund's Prospectus or any advertising materials or sales literature specifically approved in writing by the Clients or their agents.

2.2.  REPURCHASE AND REDEMPTION OF SHARES.

      (a) Any of the outstanding Shares of a Fund or Class thereof may be tendered for redemption at any time, and the Clients agree to redeem or repurchase the Shares so tendered in accordance with their obligations as set forth in the Organic Documents and the Prospectus relating to the Shares. The price to be paid to redeem or repurchase the Shares of a Fund or Class thereof shall be equal to the net asset value calculated in accordance with the provisions of Section 2.1(b) hereof less any redemption fees or other applicable fees or expenses as set forth in the then-current Prospectus.

      (b) The Clients or their designated agent shall pay (i) the total amount of the redemption price consisting of the redemption price after applicable redemption or other fees and (ii) except as may be otherwise required by the Conduct Rules and any interpretations thereof, in accordance with Foreside's instructions, on or before the seventh day (or such other earlier business day as is customary in the investment company industry) subsequent to the Clients or their agent having received the notice of redemption in proper form.

      (c) Redemption of Shares or payment therefor may be suspended at times when the New York Stock Exchange is closed for any reason other than its customary weekend or holiday closings, when trading thereon is restricted, when an emergency exists as a result of which disposal by the Clients of securities owned by a Fund is not reasonably practicable or it is not reasonably practicable for the Clients fairly to determine the value of a Fund's net assets, or during any other period when the SEC so requires or permits.

2.3.  SERVICING AGENTS.

At the request of the Clients, Foreside shall enter into Servicing Agent agreements with securities dealers, depository institutions and other financial intermediaries for the purpose of facilitating the offer, sale and redemption of Shares by Shareholders; provided, that the Clients and the Clients' Adviser shall pre-approve the forms of agreements with Servicing Agents and shall have the right to approve any compensation set forth therein or any material changes from such pre-approved forms. Shares of each Fund or Class thereof shall be offered and resold by Servicing Agents only at the public offering prices and under the terms set forth in the Prospectus relating to the Shares. Within the United States, Foreside shall enter into Servicing Agent agreements only with members in good standing of the NASD or financial intermediaries otherwise exempt from registration as a broker-dealer for receiving transaction based compensation, such as banks and trust companies.

2.4.  FORESIDE'S SERVICES AND DUTIES; EXCLUSIVITY.

      (a) Foreside shall use reasonable efforts to solicit orders to purchase Shares of the Funds upon the terms and conditions contained herein and in the then current Prospectus. Foreside shall devote reasonable time and effort to effect sales of Shares but shall not be obligated to sell any specific number of Shares.

      (b) Foreside shall maintain its registration as a broker-dealer in all States. Foreside will notify the Clients immediately if it ceases maintaining registration in advance of any required filing or renewal date.

      (c) In performing its services under this Agreement, Foreside shall conform in all respects with the requirements of all Federal and State Laws relating to the offer and sale of the Shares.

      (d) Foreside shall, at the request of the Clients (i) attempt to maintain active agreements with any Servicing Agents related to the servicing of the Funds that, prior to the Effective Date of this Agreement, acted in similar capacities for a Fund, and (ii) assist the Adviser to the Fund in obtaining additional agreements with broker-dealers and other financial intermediaries.

      (e) Foreside shall maintain membership with the NSCC and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV. Foreside is not responsible for any operational matters associated with FundSERV or Networking transactions.

      (f) Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended.

      (g) Neither Foreside,, nor any other person acting on behalf of Foreside is authorized to give any information or to make any representations other than as is contained in a Fund's Prospectus, statement of additional information, or any advertising materials or sales literature specifically approve in writing by the Client or its agents.

      (h) Except as specifically set forth in this Agreement to the contrary, Foreside assumes no responsibility for compliance by the Clients with any Laws applicable to the Clients with which Foreside has no role in achieving compliance; and, notwithstanding any other provision of this Agreement to the contrary, Foreside assumes no responsibility under this Agreement to Clients or any other Person for compliance by the Clients or Foreside with the Laws of any jurisdiction other than those of the United States.

      (i) Nothing contained in this Agreement shall require Foreside to perform any functions or duties on any weekend day or on any other day on which the Clients does not accept subscriptions and redemptions of its Shares (a "Business Day"). Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by applicable Law.

      (j) Foreside shall be the exclusive representative of the Clients to act as distributor of the Shares of the Funds and Classes, except that the rights given under this Agreement to Foreside shall not apply to: (i) Shares issued in connection with the merger, consolidation or reorganization of any other investment company or series or class thereof with a Fund or Class thereof; (ii) a Fund's acquisition by purchase or otherwise of all or substantially all of the assets or stock of any other investment company or series or class thereof; (iii) the reinvestment in Shares by a Fund's shareholders of dividends or other distributions; or
      (iv) any other offering by the Clients of securities to their shareholders.

2.5.  CERTAIN DOCUMENTS; CHANGES IN LAW.

      (a) Contemporaneous with the Effective Date, the Clients shall deliver to Foreside copies of the following documents: (i) the Clients's Organic Documents; (ii) the Prospectuses for the Funds and Classes thereof (each, a "Prospectus"); and (iii) any relevant policies and procedures adopted by the Clients pursuant to Rule 38a-1 of the 1940 Act that are applicable to the services provided by Foresides. The Clients shall also deliver to
      Foreside: (x) a copy of the resolution of the Board of Trustees of the Clients (the "Board") appointing Foreside and authorizing the execution and delivery of this Agreement; and (y) any other documents, materials or information that Foreside shall reasonably request to enable it to perform its duties pursuant to this Agreement.

      (b) Clients shall deliver to Foreside as soon as is reasonably practical any and all amendments to the documents required to be delivered under Section 2.5(a).

      (c) In the event there is a change in Law related to or affecting the Services, Foreside shall begin performing new service(s) as soon as such change is effective or enforceable. If such new service(s) are materially different or more burdensome than the current level of service(s), the parties shall agree to mutually acceptable policies and procedures for such new service(s).

2.6.  RELIANCE ON INSTRUCTIONS, DOCUMENTS AND ADVICE.

      (a) With respect to the subject matter of this Agreement, Foreside may rely on (i) with respect to any matter, advice or Instruction that it receives and that it reasonably believes in good faith was transmitted by the Clients's Governing Body or an Authorized Person; or (ii) with respect to any factual matter, any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document of or presented by any Person (including any authorized representative(s) of any predecessor service providers to the Clients).

      (b) Notwithstanding any other provisions of this Agreement to the contrary, Foreside shall have no duty or obligation to inquire into (i) the authenticity of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Foreside reasonably believes in good faith to be genuine; or (ii) the authority or lack thereof of any Person to represent or act as an agent for any other Person, provided that Foreside reasonably believes in good faith that such authority exists, and, provided,further, that with respect to Instructions of the Clients, Foreside may only rely on Instructions of the Clients' Governing Body or Authorized Persons.

      (c) Foreside may assume that any Instructions are not in any way inconsistent with the Organizational Documents, the Prospectus, or any proceeding or resolution of the Clients' Governing Body or the Shareholders of the Clients, unless and until Foreside receives written notice to the contrary from the Clients' Governing Body or an Authorized Person, and provided that Foreside makes reasonable inquiry into any instructions if Foreside has doubts regarding the intention of any instructions.

      (d) Absent specific written notice to the contrary, Foreside may assume that Authorized Persons are authorized to deliver instructions relating to all or any matter under this Agreement. The Clients' Governing Body may at any time (i) change the list of Authorized Persons or (ii) limit an Authorized Person's authority upon delivery of written notice from a representative thereof to Foreside.

      (e) About any matter related to the Clients or the Services, Foreside may apply to any Authorized Person for advice or Instructions.

      (f) Nothing in this Section 2.6 shall be construed as imposing on Foreside any obligation to seek advice or Instructions, or, subject to
      Section 3.1(b), to act in accordance with such advice or Instructions if and when received.

2.7. OTHER ACTIVITIES. Foreside may provide services similar to those provided under this Agreement for any other Person on such terms as may be arranged with such Person, and Foreside shall not be required to disclose to the Clients any fact or thing that may come to the knowledge of Foreside in the course of so doing.

2.8 COOPERATION WITH INDEPENDENT AUDITORS AND COUNSEL. Foreside shall cooperate with the independent auditor(s) and attorneys of the Clients and shall take reasonable action to make all necessary information related to the Services available to such auditors and attorneys for the performance of their duties.

2.9   CERTAIN RESPONSIBILITIES OF THE CLIENTS. The Clients agree to:

      (a) Comply in all material respects with all applicable provisions of the 1940 Act, the Securities Act, Conduct Rules and all other Laws governing the issuance and sale of Shares or otherwise applicable to the Clients.

      (b) Prior to the Services Commencement Date, deliver or cause to be delivered to Foreside all books, records and other documents relating to the Clients's prior operations and service providers, if any, that, in Foreside's reasonable opinion, are necessary for Foreside properly to provide the Services (collectively "Predecessor Records").

      (c) Provide, and cause each other agent or service provider to the Clients to provide, to Foreside all such information (and in such reasonable medium) that Foreside may reasonably request in connection with the Services and this Agreement.

      (d) Upon request, deliver to Foreside in advance of filing thereof with the SEC any relevant portions of the Registration Statement in order to permit Foreside and its agents to review and comment upon, at Foreside's discretion, those portions thereof that describe Foreside and Foreside's duties and obligations under this Agreement, including the indemnity provisions hereof, and the Clients shall not make any reference to Foreside and such duties, obligations and indemnities in any Registration Statement without Foreside's consent, which consent shall not be unreasonably withheld or delayed.

      (e) Upon request, furnish to Foreside copies of all financial statements and other documents to be delivered to shareholders or investors within a reasonable period of time prior to such delivery and shall furnish Foreside copies of all other financial statements, documents and other papers or information which Foreside may reasonably request for use in connection with the distribution of Shares. The Clients shall make available to Foreside the number of copies of the Funds' Prospectuses as Foreside shall reasonably request.

      (f) Cause the transfer agent for each Fund and Class, where necessary or appropriate, to provide Foreside with any information that may be necessary for Foreside to perform its duties under this Agreement.

      (g) Advise Foreside as soon as reasonably possible: (i) of the issuance by the SEC of any stop order suspending the effectiveness of the Clients' Registration Statement or any Prospectus or the initiation of any proceedings for that purpose; or (ii) of the happening of any material event which makes untrue any statement made in the Clients' Registration Statement or which requires the making of a change in either thereof in order to make the statements therein not misleading.

SECTION 3. RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

3.1   PREDECESSOR RECORDS; OWNERSHIP; INSPECTION; SUCCESSORS.

      (a) Predecessor Records received by Foreside pursuant to Section 2.9(b) shall be the property of the Clients. The Clients and the Clients's authorized representatives shall have access to such Predecessor Records at all times during Foreside's normal business hours. Upon the reasonable advance request of the Clients or such authorized representatives, copies of any such Predecessor Records shall be provided by Foreside, at the Clients's expense, to the Clients or their authorized representatives.

      (b) If Foreside receives a request or demand from a third party to inspect any Predecessor Records, Foreside will endeavor to notify the Clients and to secure

      Instructions from the Clients or an Authorized Person about such inspection. Foreside shall abide by such Instructions for granting or denying the inspection; provided, that Foreside may grant the inspection without Instructions or in contravention of specific Instructions if Foreside is advised by counsel to Foreside or the Clients that failure to do so is substantially likely to result in liability to Foreside; and provided, further, that in such event, Foreside shall endeavor promptly to advise the Clients of such contrary advice, to the extent practicable in advance of any actual inspection.

      (d) Upon termination of this Agreement, Foreside shall, at the expense and direction of the Clients, transfer to Clients or any successor service provider all Predecessor Records in the electronic or other medium in which such material is then maintained by Foreside.

3.2 PROPRIETARY INFORMATION OF FORESIDE. The Clients acknowledge that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Foreside on databases under the control and ownership of Foreside or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial importance to Foreside or the third party. The Clients agree to treat all Proprietary Information as proprietary to Foreside and further agrees that it shall maintain as confidential any Proprietary Information, except as may be provided under this Agreement, and that breach by the Clients of this confidentiality obligation would cause irreparable injury to Foreside.

3.3   CONFIDENTIALITY.

      (a) Each Party (for purposes of this Section 3.3, a "Receiving Party") agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 3.3, a "Disclosing Party"), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

      (b) Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed confidential information: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party;
      (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this
      Section 3; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party's information.

      (c) Notwithstanding any provision of this Agreement to the contrary, Foreside may: (i) provide information to Foreside's counsel and to Persons engaged by Foreside or the Clients to provide services with respect to the Clients; (ii) provide information consistent with the Procedures or with operating procedures that are customary with respect to the

      Services in the industry; (iii) identify the Clients as a client of Foreside for Foreside's sales and marketing purposes; and (iv) provide information as approved by an Authorized Person, provided, that such approval shall not be unreasonably withheld or delayed.

      (d) Foreside acknowledges that certain Shareholder information made available by the Clients to Foreside or otherwise maintained by Foreside under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy Laws (collectively, "Privacy Laws"). Foreside agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Foreside and the Clients; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Clients and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the Parties.

SECTION 4. RESPONSIBILITY OF FORESIDE; INDEMNIFICATION; OTHER LIABILITY-RELATED MATTERS

4.1.  RESPONSIBILITY OF FORESIDE; LIMITATIONS.

      (a) Foreside shall be under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by Foreside and the Clients in a written amendment to this Agreement.

      (b) In performing the Services, Foreside (i) shall act in good faith and shall be obligated to exercise care and diligence; and (ii) may, without limiting the generality of any other provision of this Agreement, rely on Instructions, advice and information pursuant to Section 2.6.

4.2   INDEMNIFICATION; NOTIFICATION OF CLAIMS.

      (a) Notwithstanding anything in this Agreement to the contrary, Foreside shall not be responsible for, and the Clients shall on behalf of each applicable Fund or Class thereof, indemnify and hold harmless Foreside, its employees, directors, officers and managers and any person who controls Foreside within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (for purposes of this Section 4.2(a), "Foreside Indemnitees") from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, liabilities and other expenses of every nature and character (including, but not limited to, direct and indirect reasonable reprocessing costs) arising out of or attributable to all and any of the following (for purposes of this Section 4.2(a), a "Foreside Claim"):

      (i) any action (or omission to act) of Foreside or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, negligence or reckless disregard by Foreside of its duties and obligations under this Agreement;

      (ii) any untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Clients in connection with the preparation of the Registration Statement or exhibits to the Registration Statement by or on behalf of Foreside;

      (iii) any material breach of the Clients' agreements, representations, warranties, and covenants in Sections 2.9 and 5.2 of this Agreement; or

      (iv) the reliance on or use by Foreside or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Clients or any agent of the Clients, including but not limited to any Predecessor Records provided pursuant to Section 2.9(b).

      (b) Foreside will indemnify, defend and hold the Clients and their several officers and members of their Governing Bodies and any person who controls the Clients within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (collectively, the "Clients Indemnitees" and, with the Foreside Indemnitees, an "Indemnitee"), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith), but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon all and any of the following (for purposes of this Section 4.2(c), a "Clients Claim" and, with a Foreside Claim, a "Claim"):

      (i) any material action (or omission to act) of Foreside or its agents taken in connection with this Agreement, provided that such action (or omission to act) is not taken in good faith and with willful misfeasance, negligence or reckless disregard by Foreside of its duties and obligations under this Agreement.

      (ii) any untrue statement of a material fact contained in the Registration Statement or any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Clients in writing in connection with the preparation of the Registration Statement by or on behalf of Foreside; or

      (iii) any material breach of Foreside's agreements, representations, warranties and covenants set forth in Section 2.4 and 5.1 hereof.

      (d) The Clients or Foreside (for purpose of this Section 4.2(d), an "Indemnifying Party") may assume the defense of any suit brought to enforce any Foreside Claim or Clients Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall advise the other Party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other Party shall bear the fees and expenses of any additional counsel that they retain. If the Indemnifying Party does not assume the defense of any such suit, or if other Party does not approve of counsel chosen by the Indemnifying Party, or if the other Party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the applicable Client, which consent shall not be unreasonably withheld or delayed.

      (e) An Indemnifying Party's obligation to provide indemnification under this section is conditioned upon the Indemnifying Party receiving notice of any action brought against an Indemnitee within twenty (20) days after the summons or other first legal process is served. Such notice shall refer to the Person or Persons against whom the action is brought. The failure to provide such notice shall not relieve the Indemnifying Party of any liability that it may have to any Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

      (f) The provisions of this section and the parties' representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the sale and redemption of any Shares made pursuant to subscriptions obtained by Foreside. The indemnification provisions of this section will inure exclusively to the benefit of each person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

4.3 OTHER LIABILITY-RELATED MATTERS. Notwithstanding anything in this Agreement to the contrary, except as specifically set forth below:

      (a) Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; or elements of nature;

      (b) Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party;

      (c) No affiliate, director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either Party shall be liable at law or in equity for the obligations of such Party under this Agreement or for any damages suffered by the other Party related to this Agreement;

      (d) Except as set forth in Section 4.2(f), there are no third party beneficiaries of this Agreement;

      (e) Each Party shall have a duty to mitigate damages for which the other Party may become responsible;

      (f) The assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund, and no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise; and in asserting any rights or claims under this Agreement, Foreside shall look only to the assets and property of the Fund to which Foreside's rights or claims relate in settlement of such rights or claims; and

      (g) Each Party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF FORESIDE. Foreside represents and warrants to the Clients that:

      (a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified to carry on its business in the State of Maine;

      (b) It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

      (c) All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

      (d) It has and will continue to have access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

      (e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

      (f) The performance by Foreside of its obligations under this Agreement does not and will not contravene any provision of its Organic Documents;

      (g) It is registered under the 1934 Act with the SEC as a broker-dealer, it is a member in good standing of the NASD, it will abide by the rules and regulations of the NASD, and it will immediately notify the Clients if any regulatory actions are instituted against it by the SEC or NASD or its membership in the NASD or registration with any State is terminated or suspended.

5.2 REPRESENTATIONS AND WARRANTIES OF THE CLIENTS. The Clients represent and warrants to Foreside that:

      (a) They are duly organized and existing and in good standing under the laws of the jurisdiction of their organization;

      (b) They are empowered under applicable Laws and by their Organic Documents to enter into this Agreement and perform their obligations under this Agreement;

      (c) All requisite corporate or similar proceedings have been taken to authorize them to enter into this Agreement and perform their obligations under this Agreement.

      (d) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Clients, enforceable against the Clients in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

      (e) With respect to all Shares from time to time being offered for sale to the public, a Registration Statement is currently effective or will be effective at the time of sale, and will remain effective, and all appropriate Federal and State securities law filings have been made and will continue to be made;

      (f) The Registration Statement has been, and any amendment thereto will be, as the case may be, prepared in conformity with the requirements of the Securities Act and the 1940 Act and the rules and regulations thereunder, and all material statements of fact contained or to be contained in the Registration Statement are or will be true and correct in all material respects at the time indicated or on the effective date, as the case may be; and the Registration Statement, when it shall become effective or be authorized for use, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares; and

      (g) It shall not file any amendment to the Registration Statement or Prospectuses without giving Foreside reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Clients's right to file at any time such amendments to the Registration Statement or Prospectuses, of whatever character, as the Clients may deem advisable, such right being in all respects absolute and unconditional.

SECTION 6. COMPENSATION AND EXPENSES

6.1   COMPENSATION.

      Foreside shall be entitled to no compensation or reimbursement of expenses from Clients for the services provided by Foreside pursuant to this Agreement. Foreside may receive compensation from the Clients' Adviser related to its services hereunder or for additional services as may be agreed to between the Adviser and Foreside.

6.2   EXPENSES.

      (a) The Clients shall bear the cost and expenses: (i) of the registration of the Shares for sale under the Securities Act; and (ii) of the registration or qualification of the Shares for sale under the securities laws of the various States;

      (b) Foreside shall pay all expenses relating to Foreside's broker-dealer qualification. Foreside shall also pay all expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Services.

6.3 OTHER COMPENSATION. Notwithstanding anything in this Agreement to the contrary, Foreside and its affiliates may receive compensation or reimbursement from the Clients and the Adviser with respect to any services not included under this Agreement.

SECTION 7. EFFECTIVENESS, DURATION, TERMINATION; ADDITIONAL FUNDS AND CLASSES

7.1. EFFECTIVENESS. This Agreement shall become effective on the Effective Date, and shall become effective with respect to each Fund or Class thereof on the Services Commencement Date with respect to such Fund or Class.

7.2. DURATION. This Agreement shall continue in effect with respect to each Client for one year following the Effective Date and thereafter shall continue in effect with respect to each Fund until terminated; provided, that continuance is specifically approved at least annually pursuant to Section 15 of the 1940 Act and otherwise as required pursuant to any Plan.

7.3.  TERMINATION.

      (a) This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, (i) by the applicable Client's Governing Body or by a vote of a majority of the outstanding voting securities of the Fund or, with respect to each Class of a Fund for which there is an effective Plan, a majority of members of the Client's Governing Body who do not have any direct or indirect financial interest in any such Plan or in any agreements related to the Plan, on sixty (60) days' written notice to Foreside or (ii) by Foreside on sixty (60) days' written notice to the Client.

      (b) This Agreement shall automatically terminate upon its assignment or upon the termination of Foreside's membership in the NASD.

7.4 SURVIVAL. The provisions of Sections 2.6, 2.8, 3.1(c), 3.2, 3.3, 4, 6.1, 6.2, 7 and 8 shall survive any termination of this Agreement.

7.5   ADDITIONAL FUNDS AND CLASSES.

      (a) In the event that the Clients request Foreside to provide services with respect to one or more additional funds and/or classes of the Clients after the Effective Date, such funds and/or classes shall become Funds and/or Classes under this Agreement for all purposes hereof upon the execution of a joinder to this Agreement by the Clients and Foreside.

      (b) In the event that after the Effective Date the Clients wind up one or more Funds and/or Classes or otherwise terminate this Agreement with respect to a Fund and its Classes, such Fund or Class shall from the date of such winding up or termination no longer be deemed a Fund or Class under this Agreement, provided, that the Clients shall remain obligated pursuant to Section 6 to make any payments for obligations incurred through the date of termination respecting such Fund and its Classes, including any obligations that specifically survive the termination of this Agreement with respect to such Fund or Class.

SECTION 8. MISCELLANEOUS

8.1 AMENDMENTS. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties; provided, that (i) the Clients may amend Schedule 2 as permitted by
Section 2.6(d); and (ii) the Clients and/or Foreside may, as a result of the addition or termination of a Fund or Class hereunder as contemplated by Section 7.5, amend Schedule 1 as permitted by Section 7.5.

8.2 GOVERNING OF LAW. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

8.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

8.4 COUNTERPARTS. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

8.5 SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

8.6 HEADINGS. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

8.7   NOTICES AND OTHER COMMUNICATIONS; ELECTRONIC RECORDS.

      (a) Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or Clients, as the case may be. Notice shall be given to each party at the following addresses:

      If to Foreside:

      Foreside Fund Services, LLC
      Two Portland Square
      Portland, Maine 04101
      USA
      Fax:  (207) 553-7151
      Attn:  Legal Department

      If to Clients:

      American Beacon Funds
      American Beacon Mileage Funds
      American Beacon Select Funds
      4151 Amon Carter Blvd., MD 2450
      Fort Worth, TX  76155
      Fax:  (817) 967-0768
      Attn:  President

      (b) This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by Law, provided that references in this Agreement to written approval or approval in writing of either Party shall be restricted to a writing executed by a then-current executive officer of such Party. Each Party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

8.8 INTERPLEADER. In the event of a dispute about any funds of the Clients held by Foreside from time to time under this Agreement, Foreside or its agents may commence an action in interpleader and pay the disputed funds into a court of competent jurisdiction, and the Clients shall reimburse Foreside for its reasonable costs and expenses related to any such action in interpleader.

8.9. CERTAIN TERMS. The terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

SECTION 9. ANTI-MONEY LAUNDERING COMPLIANCE

9.1 FORESIDE ANTI-MONEY LAUNDERING PROGRAM. Foreside hereby represents and warrants that it has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and regulatory guidance applicable to Foreside, and includes, at a minimum:

            a. written policies, procedures, and controls to detect and prevent money laundering, as appropriate to the nature of Foreside's business;

            b. a designated compliance officer with sufficient authority to oversee the AML Program;

            c. an ongoing training program for relevant FFS employees and associated persons; and

            d.    scheduled annual independent testing of FFS' AML Program.

9.2 DELIVERY OF DOCUMENTS. Foreside agrees to furnish to the Clients the following documents:

            a. a copy of Foreside's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

            b. a copy of any deficiency letter sent by federal examination authorities concerning Foreside's AMLP; and

            c. periodically, upon request from the Clients, a report on Foreside's AMLP that includes a certification to the Clients concerning Foreside's implementation of, and ongoing compliance with, its AMLP and a copy of any audit report prepared with respect to Foreside's AMLP.

9.3. REPORTS. Foreside agrees to provide periodic reports concerning its compliance with Foreside's AMLP and/or the Clients' AML Program at such times as may be reasonably requested by the Clients' Boards of Trustees or AML Compliance Officer.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

AMERICAN BEACON FUNDS
AMERICAN BEACON MILEAGE FUNDS
AMERICAN BEACON SELECT FUNDS

BY: _______________________________
         William F. Quinn
         President

FORESIDE FUND SERVICES, LLC

BY: _______________________________
         Carl Bright
         President

LIST OF SCHEDULES AND APPENDICES THAT ARE PART OF THIS AGREEMENT:

         Schedule 1                 Funds and Classes of the Clients

         Schedule 2                 Authorized Persons

                              AMERICAN BEACON FUNDS
                          AMERICAN BEACON MILEAGE FUNDS
                          AMERICAN BEACON SELECT FUNDS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE 1
                        FUNDS AND CLASSES OF THE CLIENTS

AS OF THE EFFECTIVE DATE:

            FUNDS                                                     CLASSES
            -----                                                     -------
AMERICAN BEACON FUNDS
  Balanced Fund                                             AMR, Institutional, PlanAhead
  Large Cap Value Fund                                      AMR, Institutional, PlanAhead
  Large Cap Growth Fund                                     Institutional
  Mid-Cap Value Fund                                        Institutional
  Small Cap Value Fund                                      AMR, Institutional, PlanAhead, Service
  S&P 500 Index Fund                                        Institutional, PlanAhead
  Small Cap Index Fund                                      Institutional
  International Equity Index Fund                           Institutional
  International Equity Fund                                 AMR, Institutional, PlanAhead, Service
  Emerging Markets Fund                                     AMR, Institutional, PlanAhead
  High Yield Bond Fund                                      Institutional, PlanAhead, Service
  Enhanced Income Fund                                      PlanAhead
  Treasury Inflation Protected Securities Fund              Institutional
  Intermediate Bond Fund                                    Institutional, PlanAhead
  Short-Term Bond Fund                                      Institutional, PlanAhead
  Money Market Fund                                         Cash Management, Institutional, PlanAhead
  U.S. Government Money Market Fund                         Cash Management, PlanAhead
  Municipal Money Market Fund                               Institutional, PlanAhead

AMERICAN BEACON MILEAGE FUNDS
  Money Market Mileage Fund                                 Mileage, Platinum
  U.S. Gov't. Money Market Mileage Fund                     Mileage, Platinum
  Municipal Money Market Mileage Fund                       Mileage, Platinum

AMERICAN BEACON SELECT FUNDS
  Money Market Select Fund
  U.S. Gov't. Money Market Select Fund

                             - Schedule 1 page 1 -

                              AMERICAN BEACON FUNDS
                          AMERICAN BEACON MILEAGE FUNDS
                          AMERICAN BEACON SELECT FUNDS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE 2
                               AUTHORIZED PERSONS

1.    AUTHORIZED PERSONS:

In addition to the officers (including assistant officers) of the Clients, the following persons are authorized to give Instructions to Foreside with respect to this Agreement:

    NAME                                   TITLE
    ----                                   -----
William F. Quinn                         President
Christy Sears                            Vice President/Chief Compliance Officer
Rebecca L. Harris                        Treasurer
Barry Y. Greenberg                       Vice President/Secretary

2.    CHANGE IN AUTHORIZED PERSONS

Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.

                                        1